Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Waste Services, Inc
Burlington, Ontario, Canada
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2008 except for Note 3 which is as of October 27, 2008 relating to the consolidated financial statements of Waste Services, Inc. (the “Company”) appearing in the Company’s Form 8-K filed on October 27, 2008.
We also hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 7, 2008 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 11, 2008.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
West Palm Beach, Florida
November 28, 2008